EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

dated as of March 11, 2009

among

DIN GLOBAL CORP.,

ENP ACQUISITION, INC.

and

EN POINTE TECHNOLOGIES, INC.

TABLE OF CONTENTS

 Page
ARTICLE I THE MERGER                                                                                              1

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES                          3

Section 2.01.Effect on Capital Stock	3
Section 2.02.Exchange of Certificates	4
Section 2.03.Stock Options	7

II REPRESENTATIONS AND WARRANTIES                                                                                   7

Section 3.01.Representations and Warranties of the Company	7
Section 3.02.Representations and Warranties of Parent and Merger Sub	13

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION                                                        17

Section 4.01.Conduct of Business by the Company	17
Section 4.02.No Solicitation	19

ARTICLE V ADDITIONAL AGREEMENTS                                                                                     23

ARTICLE VI CONDITIONS PRECEDENT                                                                                       32

Section 6.01.Conditions to Each Party’s Obligation to Effect the Merger	32
Section 6.02.Conditions to Obligations of Parent and Merger Sub	33
Section 6.03.Conditions to Obligation of the Company	34
Section 6.04.Frustration of Closing Conditions	34

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER                                                                           34

Section 7.01.Termination	34
Section 7.02.Effect of Termination	35

Section 7.03.Amendment	36
Section 7.04.Extension; Waiver	36
Section 7.05.Procedure for Termination or Amendment	36

ARTICLE VIII GENERAL PROVISIONS                                                                                     36

Annex I                      Index of Defined Terms

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 11, 2009 among Din Global Corp., a Delaware corporation (“Parent”), ENP Acquisition, Inc., a Delaware corporation (“Merger Sub”), and En Pointe Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of the Company and Merger Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than any Cancelled Shares held by Parent, Merger Sub or the Company and any Appraisal Shares, will be converted into the right to receive $2.50 in cash, without interest (the “Merger Consideration”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                            ARTICLE I
THE MERGER

Section 1.01. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the DGCL.

Section 1.02. Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Pepper Hamilton LLP, Suite 1200, 4 Park Plaza, Irvine, California, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.03. Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger regarding the Merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04. Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company shall be amended as of the Effective Time as a result of the Merger so as to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be En Pointe Technologies, Inc., and, as so amended, shall be the Surviving Corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as a result of the Merger so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except the references to Merger Sub’s name shall be replaced by references to En Pointe Technologies, Inc.) and, as so amended and restated, shall be the Surviving Corporation’s bylaws until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06. Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07. Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company or both, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company or both, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub and the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub or the Company or the holder of any shares of Company Common Stock:

(a) Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) Cancellation of Certain Stock.  Each share of Company Common Stock (i) that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, or (ii) that has been reacquired by the Company and is held as authorized but unissued Company Common Stock immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Appraisal Shares) shall be converted into the right to receive the Merger Consideration on the terms set forth in this Agreement (the “Converted Shares”).  As of the Effective Time, subject to Section 2.01(d), all of the Converted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Converted Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, to be issued or paid in consideration therefor upon surrender of such Certificate and other required documentation in accordance with

Section 2.02(b).  The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c).  The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) Certain Adjustments.  Notwithstanding anything herein to the contrary, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, however that nothing in this Section 2.01(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.02. Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate and enter into an agreement with a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration.  Prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective

Time) of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c).  All cash deposited with the Paying Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in customary form and have such other provisions as Parent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.01(c), and the Certificates so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate.  No payment of Merger Consideration shall be paid to any holder of a Certificate with respect to the Conversion Shares represented by such Certificate until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to which such holder is entitled to receive in respect of such Certificate pursuant to this Article II.  Following the surrender of any Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor in accordance with this Article II.  No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender of Certificates (or affidavits in lieu thereof) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Converted Shares.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article II.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article II.

(e) No Liability.  None of Parent, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent prior to the Effective Time and by the Surviving Corporation after the Effective Time.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit or cause to be deposited into the Exchange Fund an amount in cash which is equal to such deficiency in order to fully satisfy such cash payment obligations.  Any interest and other income resulting from such investments shall be payable to Parent prior to the Effective Time and to the Surviving Corporation after the Effective Time.

(g) Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the entering into of an indemnity or the posting of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(h) Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

Section 2.03. Stock Options.

(a) Prior to the Effective Time, the Company shall take such action as is necessary to cause each unvested Company Stock Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable.  Prior to the Closing Date, the Company shall (i) cancel, immediately prior to the Effective Time, each then-outstanding Company Stock Option (provided that, if required under the Company Stock Plan and/or any Company Stock Option, the Company shall obtain from the holder of such Company Stock Option any consent, in writing, required to effect such cancellation) in exchange for an amount in cash (less any applicable withholding required by Law) payable at or as soon as practicable after the Effective Time, equal to the product of (A) the total number of shares of Company Common Stock underlying such Company Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, and (ii) make any amendments to the Company Stock Plan and/or agreements relating to the Company Stock Options that may be necessary or desirable to implement the foregoing.  Notwithstanding the foregoing, the Company shall agree, and Parent shall cause each Affiliate of Parent holding Company Stock Options set forth on Schedule 2.03(a) (the “Affiliate Company Stock Options”) to agree, that such Affiliate Company Stock Options shall be cancelled immediately prior to the Effective Time.

(b) For purposes of this Agreement: (i) “Company Stock Option” means any option or right to purchase Company Common Stock under the Company Stock Plan; and (ii) “Company Stock Plan” means the Company’s 1996 Stock Incentive Plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company.  Except (i) as disclosed in, and reasonably apparent from, the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature, and provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Sections 3.01(c) or (d), or (ii) as to any other information set forth in Section 3.01 that the Chief Executive Officer of the Company knows, or reasonably should know in the performance of his duties as the Chief Executive Officer of the Company, is not true, complete or correct, the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power.  The Company and each of its subsidiaries is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be.  The Company and each of its subsidiaries has all requisite corporate, partnership, limited liability company or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such other jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s certificate of incorporation (as amended, the “Company Charter”) and bylaws (as amended, the “Company Bylaws”), and the comparable organizational documents of each of its subsidiaries, in each case as amended to, and in effect on, the date of this Agreement.

(b) Subsidiaries.  All of the issued and outstanding capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are directly or indirectly owned by the Company, free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law or which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except as set forth in the Filed Company SEC Documents and except for the capital stock of, or voting securities or equity interests in, its subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.  There are no bonds, debentures, notes or other indebtedness of any of the Company’s subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which such subsidiaries’ equityholders may vote.  Except as set forth in the Filed Company SEC Documents and except for capital stock held by the Company or a wholly-owned subsidiary of the Company, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of any subsidiary of the Company, (B) any securities of any subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such subsidiary, or (C) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any subsidiary of the Company, and (ii) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of such securities.  There are no outstanding obligations to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c) Capital Structure.  The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  At the close of business on December 31, 2008 (the “Capitalization Date”), (i) 7,181,941 shares of Company Common

Stock were issued and outstanding, (ii) 702 shares of Company Common Stock were held by the Company as treasury shares, (iii) 981,597 shares of Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $2.86 per share, and (iv) no shares of Company Preferred Stock were issued or outstanding.  Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance (other than with respect to such shares reserved for issuance upon the exercise of Company Stock Options) or outstanding.  There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”).  The Company has provided or made available to Parent a true and complete list, as of the date of this Agreement, of each outstanding Company Stock Option and the exercise price thereof.  All Company Stock Options are evidenced by stock option agreements or other award agreements, true and correct copies of which were provided or made available to Parent prior to the date of this Agreement.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth above in this Section 3.01(c) and except for issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (4) any Company Stock-Based Awards, and (B) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities.  Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval and the governmental filings and other matters referred to in the last sentence of this Section 3.01(d), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Company Stockholder Approvals.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) is subject to general principles of equity.

(ii) Upon the recommendation of a committee comprised of the independent members of the Board of Directors of the Company (the “Independent Committee”), the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring and recommending to its stockholders that it is advisable and in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, and (C) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”).

(iii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its subsidiaries under, (A) subject to the obtaining of the Stockholder Approval, the Company Charter or the Company Bylaws or the comparable organizational documents of any of the Company’s subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, whether written or oral, that is intended by the Company or any of its subsidiaries to be legally binding (each, including all amendments thereto, a “Contract”) to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets are subject, or (C) subject to the obtaining of the Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (1) federal, state, local, provincial or foreign statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of its subsidiaries or their respective properties or other assets, or (2) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (w) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and (2) such other filings or reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (y) any filings with and approvals of the Nasdaq Capital Market, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents.

(i) The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since January 1, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  Except with respect to the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the SEC on December 29, 2008 and as amended by the Form 10-K/A filed by the Company with the SEC on January 28, 2009 (but solely with respect to the Company’s failure to provide a report of the Company’s management on the Company’s internal control over financial reporting as required by Part II, Item 9(A)(T) of Form 10-K), as of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (A) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its subsidiaries as of September 30, 2008 included in the Filed Company SEC Documents (including the notes thereto), (B) liabilities or obligations incurred after September 30, 2008 in the ordinary course of business, or (C) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  None of the subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) As of the date of this Agreement, (A) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents, and (B) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(f) Voting Requirements.  Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.02 and except for the Special Stockholder Approval provided for under Section 6.01(a) hereof, the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger is the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Stockholder Approval”).

(g) State Takeover Laws.  The Board of Directors of the Company, upon the recommendation of the Independent Committee, has approved this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement and the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement or the Merger and the other transactions contemplated by this Agreement.  No other state takeover statute or similar statute or regulation applies to this Agreement or the Merger or the other transactions contemplated by this Agreement.

(h) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than FMV Opinions, Inc. for its opinion referenced in

Section 3.01(i) below, the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s or financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has delivered to Parent true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement under which any such fees or expenses are payable and all indemnification and contribution related to the engagement of the Persons to whom such fees are payable.

(i) Opinion of Financial Advisors.  On March 11, 2009, the Independent Committee received the opinion of FMV Opinions, Inc. to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock other than Attiazaz Din, Naureen Din, Mediha Din and Ali Din and their respective Affiliates.

(j) Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by the Company for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Company Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.02. Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is validly existing under the laws of the State of Delaware.  Each of Parent and Merger Sub has made available to the Company true, complete and accurate copies of its respective certificate of incorporation and bylaws.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its respective properties and to carry on its respective business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its respective business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have an Parent Material Adverse Effect.

(b) Authority; Noncontravention.

(i) Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) is subject to general principles of equity.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (A) the certificate of incorporation and bylaws of Parent or Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets are subject (including any credit facilities or agreements and any other indebtedness arrangements), or (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws and Orders applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of the immediately preceding clauses (B) and (C), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have an Parent Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (x) the filing of the Schedule 13E-3 with the SEC, (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other states in which Parent and Merger Sub are qualified to do business, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not individually or in the aggregate, reasonably be expected to have an Parent Material Adverse Effect.

(c) Capital Structure; Operations.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are issued and outstanding and owned by Parent.  The authorized capital stock of Parent consists of 3,000,000 shares of common stock, par value $0.001 per share; as of the date hereof, Attiazaz Din owns one (1) share of common stock of Parent, which is the only issued and outstanding share of common stock of Parent as of the date hereof.  Parent and Merger Sub were formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

(d) Financing.  Parent has delivered to the Company a true and complete copy, as of the date of this Agreement, of an executed commitment letter to provide debt financing to Parent (or Merger Sub) in an aggregate amount set forth therein, subject to the terms and conditions thereof (the “Financing Commitment”), the proceeds of which shall be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Financing”).  As of the date of this Agreement, the Financing Commitment, in the form delivered to the Company, (i) has not been amended or modified, withdrawn or rescinded in any respect, (ii) represents the entire agreement between the parties, and (iii) is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto.  The Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent.  As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitment.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01(c), the proceeds from the Financing, when funded in accordance with the Financing Commitment and together with available funds at the Company, are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and the consideration payable in respect of the Company Stock Options and to pay all related fees and expenses.  Notwithstanding anything in this Agreement to the contrary, the Financing Commitment may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.07.  In such event, the term “Financing Commitment” as used in this Agreement shall be deemed to include the New Financing Commitments to the extent then in effect.

(e) Brokers.  No broker, investment banker or financial advisor or other Person (other than Janney Scott Montgomery LLC, the fees and expenses of which will be paid by Parent) is entitled to any broker’s, finder’s, financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(f) Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by Parent or Merger Sub with respect to itself for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Parent Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Parent Information as set forth in this paragraph.

(g) Absence of Arrangements with Management.  Except for this Agreement, as of the date of this Agreement there are no contracts, undertakings, commitments,

agreements or obligations or understandings between Parent, any of its Affiliates or any stockholder (other than Attiazaz Din and Naureen Din) on the one hand, and any member of the Company’s management or the Company’s Board of Directors (other than Attiazaz Din and Naureen Din), on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

(h) Access to Information and Investigation by Parent.  Parent and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs.  Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives.  Without limiting the generality of the foregoing, none of the Company or its subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets for the Company or its subsidiaries, (ii) any material, documents or information relating to the Company or its subsidiaries made available to Parent, or (iii) in connection with any materials prepared for or in connection with Parent’s arrangement of the Financing or the Financing Commitment, except as expressly and specifically covered by a representation or warranty set forth in Section 3.01.

(i) Solvency.  Assuming the satisfaction of the conditions to the obligation of Parent to consummate the Merger, or the waiver of such conditions, and the accuracy of the representations and warranties of the Company set forth in Section 3.01 hereof, then immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent.  For purposes of this Section 3.02, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (i) the amount of the fair saleable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all liabilities of the Surviving Corporation and its subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Corporation and its subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation and its subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Parent following such date, and (iii) the Surviving Corporation and its subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving

Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01. Conduct of Business by the Company.

(a) During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as consented to in writing in advance by Parent, the Company shall, and shall cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers, key employees and consultants and to preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, without Parent’s prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect subsidiary wholly owned by the Company to the Company or another directly or indirectly wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date of this Agreement (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options in accordance with their terms on the date of this Agreement);

(iii) amend or waive any provision in the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or the Nasdaq Capital Market, or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

(iv) directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person, or (B) any material asset or assets, except for capital expenditures;

(v) (A) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under the Company’s existing loan facilities in the ordinary course of business), or (B) make any loans or advances to any other Person, except for loans, advances, capital contributions or investments between any subsidiary of the Company and the Company or another subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi) except as required by Law or any judgment, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness;

(vii) except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, or (y) to comply with any Benefit Plan or Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its subsidiaries as applied to directors and executive officers of the Company (“Key Persons”), or (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its subsidiaries other than Key Persons;

(viii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned subsidiaries of the Company); or

(ix) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Advice of Changes; Filings.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 6.02(a) or 6.02(b) or Section 6.03(a) or 6.03(b), and (ii) the Company or Parent or Merger Sub fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c) Confidential Portions of Governmental Entity Filings.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(d) Actions Taken at Direction of CEO.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any agreement or obligation hereunder including, without limitation, those set forth in Articles IV and V hereof, if the alleged breach is the proximate result of action taken by the Company at the direction of the Chief Executive Officer without the approval or direction of the Board of Directors of the Company (or an authorized committee thereof).

Section 4.02. No Solicitation.

(a) Solicitations.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Los Angeles, California time on the date which is thirty (30) days after the date of this Agreement (the “No-Shop Period Start Time”), the Company and its subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information concerning the Company and its subsidiaries pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that (A) the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or its subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent, and (B) the Company shall not disclose (and shall not permit any of its Representatives to disclose) the terms of the Financing Commitments or the identities of any other potential financing sources for the transactions contemplated by this Agreement to any Person, except to the extent such terms are otherwise publicly available; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

“Acceptable Confidentiality Agreement” means a confidentiality agreement approved by the Independent Committee, provided that such confidentiality agreement shall not prohibit compliance with Section 4.02(f)(i).

“Takeover Proposal” means any inquiry, proposal or offer (including, without limitation, a letter of intent) from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute 25% or more of the revenues, net income or assets of the Company and its subsidiaries (taken as a whole), or 25% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its subsidiaries pursuant to which any Person or the shareholders of any Person would own 25% or more of any class of equity securities of the Company or any of its subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any written Takeover Proposal that, if consummated, would result in such Person (or its equityholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of the Company and its subsidiaries (taken as a whole), which the Independent Committee determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement, including (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal, and (z) any changes to the financial and other terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise).

Parent agrees that it shall not, and that it shall cause its Affiliates not to, and that it shall use its reasonable best efforts to cause its Representatives not to, intentionally enter, or seek to enter, into any agreement, arrangement or understanding with a potential bidding party that interferes with the Company’s ability to seek and obtain a Superior Proposal from such party (including interfering with the ability of the Company to hold discussions and negotiations with such party in connection therewith); provided, however, that the obligations under this Section 4.02(a) shall not prevent Parent or its Affiliates from (1) exercising its rights under this Section 4.02, (2) making any public announcement with respect to such rights not otherwise prohibited hereby, or (3) contacting third parties with respect to obtaining additional debt or equity financing in order to consummate the transactions contemplated hereby.  Except as otherwise required by Law, Parent or Merger Sub shall not, and shall cause its respective Affiliates not to, make any public statement that such Person does not intend to vote for or otherwise support any Takeover Proposal or Superior Proposal.

(b) During the period from the No-Shop Period Start Time to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.01, the Company will not, and will cause its subsidiaries not to, and will not authorize or permit any of the Company’s and its subsidiaries’ respective officers, directors, employees and other Representatives to, directly or indirectly, (i) initiate or solicit or knowingly encourage (including by way of providing information), the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a

Takeover Proposal, or (ii) except as permitted in Section 4.02(c), (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to any Takeover Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 4.02(c)), (D) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement, or (E) publicly propose or agree to do any of the foregoing.  Subject to Section 4.02(c) and except with respect to any Takeover Proposal received prior to the No-Shop Period Start Time with respect to which the requirements of Sections 4.02(c)(ii) and (iii) have been satisfied as of the No-Shop Period Start Time (any such Person so submitting such a Takeover Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Independent Committee no later than the later of (i) the No-Shop Period Start Time, and (ii) the Business Day following the date on which the Company received such Excluded Party’s written Takeover Proposal (it being understood, that following the No-Shop Period Start Time until such time as the Independent Committee determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 4.02(c)), on the No-Shop Period Start Time the Company and its subsidiaries and their respective Representatives shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its subsidiaries or any of their Representatives with respect to any Takeover Proposal.  Notwithstanding anything contained in this Section 4.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such party fails, in the reasonable judgment of the Independent Committee, to satisfy the requirements of Section 4.02(c).  Within two Business Days of the No-Shop Period Start Time, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Takeover Proposal received from any Excluded Party.

(c) Notwithstanding anything to the contrary in Section 4.02(b), at any time prior to obtaining the Company Stockholder Approvals, in the event that (i) the Company receives an unsolicited written Takeover Proposal that the Independent Committee believes in good faith to be bona fide following disclosure thereof to the full Board of Directors, (ii) the Independent Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its counsel, the Independent Committee determines in good faith that the failure to take such action would breach or violate its fiduciary duties to the stockholders of the Company under applicable Law, then the Company and the Independent Committee may (A) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Person making the Takeover Proposal regarding such Takeover Proposal, and (B) furnish information with respect to the Company and its subsidiaries to the Person making the Takeover Proposal; provided that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information concerning the Company or any of its subsidiaries to such Person without entering into an Acceptable

Confidentiality Agreement, and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its subsidiaries provided to such other Person which was not previously provided or made available to Parent.  Notwithstanding anything to the contrary contained in Section 4.02(b) or this Section 4.02(c), prior to obtaining the Company Stockholder Approvals, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d) From and after the No-Shop Period Start Time, the Company will promptly (and in any event within one Business Day) notify Parent of the receipt by the Company of any Takeover Proposal, which notice shall include the material terms of and identity of the Person(s) making such Takeover Proposal.  From and after the No-Shop Period Start Time, the Company will keep Parent informed on a current basis of the status and details of any such Takeover Proposal and of any amendments or proposed amendments thereto and any developments, discussions and negotiations concerning such Takeover Proposal, in each case, in any event no later than 48 hours after the occurrence of the applicable amendment, development, discussion, or negotiation.  Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations with a Person or group of Persons in connection with any Takeover Proposal.

(e) Subject to compliance with its obligations under Rules 14d-9 or 14e-2 under the Exchange Act, as applicable, neither the Independent Committee nor the Board of Directors of the Company shall (i) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal, or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) the Company Board Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided, however, that Independent Committee and the Board of Directors of the Company may, at any time prior to obtaining the Company Stockholder Approvals, make a Change in Recommendation if (i) the Independent Committee determines, in good faith (after consultation with its legal counsel), that the failure to take such action would breach or violate its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) in response to a Superior Proposal under the circumstances contemplated in Section 4.02(f).

(f) Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Company Stockholder Approvals, the Company receives a Takeover Proposal which the Independent Committee concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 7.01(e)) in order to enter into a definitive agreement with respect to such Superior Proposal, if the Independent Committee determines in good faith, after consultation with its counsel, that failure to take such action would breach or violate its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section

5.05(b); provided, further, that the Board of Directors may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent, at least three calendar days in advance (the “Notice Period”), of its intention to effect a Change in Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

(ii) prior to effecting such Change in Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(f) with respect to such new written notice.

(g) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving a Takeover Proposal, from amending, modifying or withdrawing the Board of Directors’ recommendation to the extent that the Independent Committee determines in good faith (after consultation with its legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.  The Company shall give Parent written notice of any such action taken by the Board of Directors not later than the Business Day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefor.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Preparation of the Proxy Statement and Schedule 13E-3; Stockholders’ Meeting

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(a) As soon as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare, and the Company shall file with the SEC, the Proxy Statement.  The Company shall cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable.  Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement.  No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b) Concurrently with the filing of the Proxy Statement with the SEC, Parent and its Affiliates shall prepare and file with the SEC, together with the Company, the Schedule 13E-3.  Parent and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3.  Each party agrees to provide the other party and its counsel with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof.  The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3.  The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with or delivering to the SEC.

(c) The Company shall use its reasonable best efforts, as soon as practicable following the date of this Agreement, to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approvals; provided that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law.  Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement.  A Change in Recommendation permitted by Sections 4.02(e), (f) or (g) will not constitute a breach by the Company of this Agreement.  Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal).  In addition, notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 7.01, this Agreement shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of adopting this Agreement.

Section 5.02. Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning its and its subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of Law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties.  Without limiting the foregoing, between the date of this Agreement and the Effective Time, the Company shall (and shall cause its Affiliates to) reasonably cooperate with Parent in connection with Parent securing the Financing contemplated by Section 3.02(d).

(b) Except for disclosures expressly permitted by the terms of this Agreement, Parent shall hold, and shall cause its accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and not make any public disclosure thereof; provided, that the foregoing shall not prevent Parent from disclosing such information (i) to the extent required by applicable Law or by a Governmental Entity, (ii) to the extent such information is or becomes generally available to the public other than by disclosure by Parent or any Affiliate or Representative of Parent, and (iii) as reasonably necessary in connection with Parent securing the Financing contemplated by Section 3.02(d).

Section 5.03. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VI are satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities); and (iii) the obtaining of all necessary consents, approvals or waivers from third parties.  Subject to first having used all reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, Company and Parent shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b) The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns.  Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner.  Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c) Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.  Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other

Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary (including Section 5.03), no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, Merger Sub, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Parent, Merger Sub and the Company and its subsidiaries taken as a whole.  Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.  Furthermore, without the prior written consent of the Parent (determined in its sole discretion), in no event shall the Company or Parent or any of their respective subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 5.03(e); or (ii) agree to the imposition of limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

(e) The Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.04. Indemnification, Exculpation and Insurance.

(a) Parent acknowledges and agrees that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its subsidiaries as provided in the Company’s or any of its subsidiaries’ certificate or articles of incorporation, bylaws or other organizational documents or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time and that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.04 for a period of not less than six (6) years from the Effective Time.

(c) For six (6) years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M.  Best “key rating” of A X or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six (6) year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (or, in the case of a “tail” policy obtained pursuant to the preceding proviso, shall not be required to pay an aggregate premium therefor in excess of an amount equal to 300% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.04(c), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount.

(d) The provisions of this Section 5.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.  It is expressly agreed that the indemnified parties shall be third party beneficiaries of this Section 5.04.

Section 5.05. Fees and Expenses.

(a) Except as otherwise provided in this Section 5.05, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.01(e) or by Parent pursuant to Section 7.01(c) or Section 7.01(f) (provided that, with respect to a termination by Parent pursuant to Section 7.01(c) only, at the time of such a termination the conditions set forth in Section 6.01 and Section 6.03 have been satisfied for at least five (5) Business Days prior to such termination); or

(ii) (A) a Takeover Proposal shall have been made to the stockholders of the Company generally or a Takeover Proposal shall have otherwise become publicly known, disclosed or proposed or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (provided that, in the case of a termination by Parent pursuant to Section 7.01(b)(i), at the time of such termination Parent shall have obtained the Financing on the terms and conditions set forth in the Financing Commitments) or Section 7.01(b)(ii) or by Parent pursuant to Section 7.01(c), and (C) within twelve (12) months after such termination, the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Takeover Proposal, or consummates the transactions contemplated by any Takeover Proposal (provided that, for purposes of this Section 5.05(b)(ii), all references to 25% in the definition of Takeover Proposal shall be deemed to be 50%) which, in each case, need not be the same Takeover Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement; then (in the case of the occurrence of either or both of matters described in Sections 5.05(b)(i) and 5.05(b)(ii)) the Company shall pay Parent a one-time Company Termination Fee (less any Expenses that may previously have been paid or are payable in the circumstances as provided below) by wire transfer of immediately available funds on the first Business Day following (x) in the case of a payment required by Section 5.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 5.05(b)(ii) above, the date of the consummation of such Takeover Proposal.  For purposes of this Agreement, “Company Termination Fee” means an amount equal to $350,000; provided, if the Company Termination Fee becomes payable by the Company in connection with a termination under Section 7.01(e) in order to enter into a definitive agreement with respect to a Takeover Proposal with an Excluded Party, then the Company Termination Fee shall be $200,000.  The Parent’s right to receive, and the Company’s obligation to pay, the Company Termination Fee pursuant to this Section 5.05(b) upon the termination of this Agreement by Parent pursuant to Sections 7.01(c) or 7.01(f) shall be in addition to, and not in lieu of, Parent’s and Merger Sub rights under Section 8.10 hereof.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated under this Section 5.05(b) to pay the Company Termination Fee in the event that this

Agreement is terminated by Parent pursuant to Section 7.01(c) if such termination is based upon either (1) the breach of any representation or warranty of the Company set forth in Section 3.01 hereof, or (2) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of action taken by the Company at the direction of the Chief Executive Officer without the approval or direction of the Board of Directors of the Company (or an authorized committee thereof).

(c) In the event that this Agreement is terminated (i) by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.01(b)(ii) or pursuant to a different section of Section 7.01 at a time when this Agreement was terminable pursuant to Section 7.01(b)(ii), or (ii) by Parent pursuant to Section 7.01(b)(i) or Section 7.01(c) or pursuant to a different section of Section 7.01 at a time when this Agreement was terminable by the Parent pursuant to Section 7.01(b)(i) or Section 7.01(c) (provided in the case of a termination pursuant to Section 7.01(b)(i) that a Stockholders’ Meeting at which the approval of this Agreement is voted upon by the Company’s stockholders shall not have been duly convened prior to the Outside Date), then in the case of any such termination of this Agreement the Company shall pay to Parent an amount equal to the sum of Parent’s or Merger Sub’s Expenses (not to exceed $150,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two (2) Business Days following delivery to the Company of notice of demand for such payment.  For purposes of this Agreement, the term “Expenses” means, with respect to a party hereto, all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated under this Section 5.05(c) to pay any Expenses of Parent in the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) if such termination is based upon either (1) the breach of any representation or warranty of the Company set forth in Section 3.01 hereof, or (2) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of action taken by the Company at the direction of the Chief Executive Officer without the approval or direction of the Board of Directors of the Company (or an authorized committee thereof).

(d) In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.01(d) (provided that at the time of such termination pursuant to Section 7.01(d) the conditions set forth in Sections 6.01 and 6.02(a), (b) and (d) have been satisfied), or (ii) Section 7.01(b)(i) (provided that at the time of such termination pursuant to Section 7.01(b)(i) all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied for at least five (5) Business Days prior to such termination), then Parent shall pay to the Company a fee of $350,000 (the “Parent Termination Fee”) by wire transfer in immediately available funds no later than two Business Days after such termination by the Company.  Contemporaneously with the signing of this Agreement, Attiazaz Din is entering into a Limited Guarantee in favor of the Company providing for, upon the terms and subject to the conditions set forth in the Limited Guarantee, the guarantee of the payment obligations of Parent under this Section 5.05(d) in an amount up to the Parent Termination Fee.

(e) The Company and Parent acknowledge and agree that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement; accordingly, if such party fails to pay when due the amount payable pursuant to this Section 5.05, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 5.05, the owed party shall pay to owing party its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 5.05, from the date such payment was required to be made until the date of receipt by the owed party of immediately available funds in such amount at the prime rate, published in the Wall Street Journal, in effect on the date such payment was required to be made.

(f) Each of the parties hereto acknowledges that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement and that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent of the Company in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 5.06. Public Announcements.  Except with respect to the announcement of any Change in Recommendation (or proposed Change in Recommendation) made pursuant to, and in accordance with, the express terms of Section 4.02 of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.07. Financing.

(a) Parent shall use its commercially reasonable efforts to consummate the Financing on the terms and conditions described in the Financing Commitment (or on other terms that would not adversely impact the ability of Parent to timely consummate the transactions contemplated by this Agreement).  In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment, (i) Parent shall promptly notify the Company, and (ii) Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are no less favorable to Parent, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 5.07(a) being referred to as the “Financing Agreements”).  In connection with its obligations under this Section 5.07, Parent shall be permitted to amend, modify or replace the Financing Commitment with one or more new Financing Commitments (the “New Financing Commitments”), provided that Parent shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitment can reasonably be expected to delay the Closing beyond the Outside Date.  Parent shall keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing.  Notwithstanding anything to the contrary in this Section 5.7(a) or otherwise in this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates shall be obligated or required to commence or pursue any legal action or proceeding seeking to compel any Person to fund any portion of the Financing required to consummate the Merger.

(b) The Company shall, and shall cause each of its subsidiaries to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries).  Such cooperation by the Company and its subsidiaries shall include, at the reasonable request of Parent, (i) using its commercially reasonable efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type (including a certificate of the chief financial officer of the Company with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing); provided, that no obligation of the Company or its subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its commercially reasonable efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing Parent and its Financing sources as promptly as practicable (and in no event later than 30 days prior to the Outside Date) with financial and other pertinent information (including quarterly financial statements of the Company and its subsidiaries prepared in the ordinary course of business) with respect to the Company and its subsidiaries, (v) making the Company’s executive officers and other relevant employees reasonably available to assist the lenders providing the Financing, and (vi) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Corporation immediately following the Effective Time.

                        ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger

.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by both Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company shall have obtained both (i) the Stockholder Approval, and (ii) the affirmative vote to adopt this Agreement of the holders of a majority of the number of shares of Company Common Stock eligible to vote at the Stockholders’ Meeting, or any adjournment or postponement thereof, excluding for the purposes of this Section 6.01(a)(ii) any shares of Company Common Stock eligible to be voted at the Stockholders’ Meeting that are held by Parent, Merger Sub, Attiazaz Din, Naureen Din, Mediha Din or Ali Din or any of their respective Affiliates (the “Special Stockholder Approval” and, together with the Stockholder Approval, the “Company Stockholder Approvals”).

(b) No Injunctions or Restraints.  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

Section 6.02. Conditions to Obligations of Parent and Merger Sub

.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date.  Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(c) Appraisal Rights.  The aggregate number of shares of Company Common Stock at the Effective Time, the holders of which have properly exercised appraisal rights under Section 262, shall not equal 10% or more of the shares of Company Common Stock outstanding as of the record date for the Stockholders’ Meeting.

(d) Financing.  Parent shall have obtained the Financing on the terms and conditions set forth in the Financing Commitments.

(e) Consents.  There shall not be any consents or approvals of any third parties required in connection with or as a result of the execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and each of the other transactions contemplated hereby under any Contract to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets are subject or any

Law or Order applicable to the Company or any of its subsidiaries or their respective properties or other assets, except any such consents or approvals which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.03. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by its respective Chief Executive Officer to such effect dated as of the Closing Date.

Section 6.04. Frustration of Closing Conditions

.  Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01. Termination

.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approvals:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before July 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if the Company Stockholder Approvals shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 5.03 to prevent, oppose and remove such injunction;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.02, and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from Parent, or (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.03 not to be satisfied;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.03, and (ii) is uncured or incapable of being cured by Parent or Merger Sub prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from the Company, or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.02 not to be satisfied;

(e) prior to obtaining the Company Stockholder Approvals, by the Company, in accordance with and subject to the terms and conditions of, Section 4.02(f); or

(f) by Parent, in the event that (i) the Independent Committee or the Company’s Board of Directors shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation), or (ii) the Company has failed to comply in any material respect with Section 4.02 (including the Company approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 4.02), or (iii) the Company shall have failed to comply with Section 5.01(c) or to include the Company Board Recommendation in the Proxy Statement.

Section 7.02. Effect of Termination

.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company or their directors, officers or stockholders, under this Agreement, other than the provisions of Section 5.05, this Section 7.02 and Article VIII, which provisions shall survive such termination.

Section 7.03. Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after the Company Stockholder Approvals have been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04. Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.05. Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or Merger Sub or the Company, action by its respective Board of Directors.

                          ARTICLE VIII
GENERAL PROVISIONS

Section 8.01. Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02. Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:	Attiazaz Din c/o En Pointe Technologies, Inc. 18701 S. Figueroa Street, Gardena, CA 90248-4506 Facsimile: (310) 258-2350

with a copy (which shall not constitute notice) to:	Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, PA 19103 Facsimile: (215) 981-4140 Attention: Barry M. Abelson
if to the Company, to:	En Pointe Technologies, Inc. 18701 S. Figueroa Street, Gardena, CA 90248-4506 Facsimile: (310) 258-2304 Attention: Mansoor S. Shah, Chairman of the Board
with a copy (which shall not constitute notice) to:	Independent Committee 1001 6th Street, Suite 150 Manhattan Beach, CA 90266 Facsimile: (310) 798-4782 Attention: Tim Lilligren, Chairman
with additional copies (which shall not constitute notice) to:

McConnell, Dunning & Barwick LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656
Facsimile: (949) 900-4401
Attention: Curt C. Barwick
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Facsimile: (949) 823-5136
Attention: Marc G. Alcser

Section 8.03. Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise,

(b) “Benefit Plans” means all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its subsidiaries on behalf of current or former directors, officers, employees or consultants or for which the Company or any of its subsidiaries has any liability, contingent or otherwise.

(c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Los Angeles, California are authorized by Law or executive order to be closed.

(d) “Knowledge” of the Company or Parent means, with respect to any matter in question, the actual knowledge of the Company’s or Parent’s respective executive officers after making due inquiry of the other executives and managers having primary responsibility for such matter, as well as that knowledge that a reasonably prudent executive officer would have if such person duly performed his or her duties as an officer of such party.

(e) “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby or actions by Parent or the Company required to be taken pursuant to this Agreement (in each case, other than in respect of Section 3.01(d)), (ii) changes in general economic or political conditions or the financial markets (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its subsidiaries conduct business (so long as the Company or its subsidiaries are not disproportionately affected thereby); or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its subsidiaries are not disproportionately affected thereby);

(f) “Parent Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate, that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement (other than the inability of the Parent to obtain the Financing);

(g) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(h) “Representative” means any officer, employee, counsel, investment banker, accountant, consultant and debt financing source and other authorized representative of any Person;

(i) a “subsidiary” of any Person means another Person of which such first Person directly or indirectly owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests thereof);

(j) “tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any related interest, penalty, addition to tax or additional amount; and

(k) “taxing authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Section 8.04. Interpretation

.  When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of, or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.05. Consents and Approvals

.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06. Counterparts

.  This Agreement may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 8.07. Entire Agreement; No Third-Party Beneficiaries

.  This Agreement (including the Schedules) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  Except for (A) following the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration in accordance with Section 2.01(c), and (B) the provisions of Section 5.04 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies.

Section 8.08. Governing Law

.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

Section 8.09. Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided, however, that Parent may assign any of its rights, interest and obligations under this Agreement to any of its Affiliates without the consent of the Company, but no such assignment shall relieve the assigning party of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10. Enforcement; Consent to Jurisdiction

.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its subsidiaries were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Section 7.01 Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the State of California.  The parties acknowledge and agree that neither the Company nor any of its subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary payments set forth in Section 7.02.  Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of California in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the State of California.  Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 8.11. Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.12. No Recourse

.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.13. WAIVER OF JURY TRIAL

.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

DIN GLOBAL CORP.

By:           /s/ Attiazaz “Bob” Din
Name:      Attiazaz “Bob” Din
Title:        President

ENP ACQUISITION, INC.

By:           /s/ Attiazaz “Bob” Din
Name:      Attiazaz “Bob” Din
Title:        President

EN POINTE TECHNOLOGIES, INC.

By:           /s/ Timothy J. Lilligren
Name:      Timothy J. Lilligren
Title:	Director and Chairman of the Independent Committee of the Board of Directors

[Signature Page to Agreement and Plan of Merger Agreement]

ANNEX I

TO THE AGREEMENT AND PLAN OF MERGER

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	Section 4.02(a)
Affiliate	Section 8.03(a)
Affiliated Company Stock Options	Section 2.03(a)
Agreement	Preamble
Appraisal Shares	Section 2.01(d)
Benefit Plans	Section 8.03(b)
Business Day	Section 8.03(c)
Cancelled Shares	Section 2.01(b)
Capitalization Date	Section 3.01(c)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Change in Recommendation	Section 4.02(e)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Company	Preamble
Company Board Recommendation	Section 3.01(d)(ii)
Company Bylaws	Section 3.01(a)
Company Charter	Section 3.01(a)
Company Common Stock	Recitals
Company Information	Section 3.01(j)
Company Preferred Stock	Section 3.01(c)
Company SEC Documents	Section 3.01(e)(i)
Company Stockholder Approvals	Section 6.01(a)
Company Stock Option	Section 2.03(b)
Company Stock Plan	Section 2.03(b)
Company Stock-Based Awards	Section 3.01(c)
Company Termination Fee	Section 5.05(b)(ii)
Contract	Section 3.01(d)(iii)
Converted Shares	Section 2.01(c)
DGCL	Section 1.01
Effective Time	Section 1.03
Exchange Act	Section 3.01(d)(iii)
Exchange Fund	Section 2.02(a)
Excluded Party	Section 4.02(b)
Expenses	Section 5.05(c)
Filed Company SEC Documents	Section 3.01
Financing	Section 3.02(d)
Financing Agreements	Section 5.07(a)

Term	Section

Financing Commitments	Section 3.02(d)
GAAP	Section 3.01(e)(i)
Governmental Entity	Section 3.01(d)(iii)
Independent Committee	Section 3.01(d)(ii)
Key Persons	Section 4.01(a)(vii)
Knowledge	Section 8.03(d)
Law	Section 3.01(d)(iii)
Liens	Section 3.01(b)
Material Adverse Effect	Section 8.03(e)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
New Financing Commitments	Section 5.07(a)
No-Shop Period Start Time	Section 4.02(a)
Notice Period	Section 4.02(f)(i)
Order	Section 3.01(d)(iii)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Information	Section 3.02(f)
Parent Material Adverse Effect	Section 8.03(f)
Parent Termination Fee	Section 5.05(d)
Paying Agent	Section 2.02(a)
Person	Section 8.03(g)
Proxy Statement	Section 3.01(d)(iii)
Representative	Section 8.03(h)
Schedule 13E-3	Section 3.01(d)(iii)
SEC	Section 3.01(d)(iii)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)(i)
Stockholder Approval	Section 3.01(f)
Stockholders’ Meeting	Section 5.01(c)
SOX	Section 3.01(e)(i)
Special Stockholder Approval	Section 6.01(a)
Solvent	Section 3.02(i)
subsidiary	Section 8.03(i)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
tax	Section 8.03(j)
taxing authority	Section 8.03(k)

Schedule 2.03(a)

Affiliated Company Stock Options

Attiazaz “Bob” Din

Naureen Din